CERTIFICATE OF DESIGNATION
                                       of
                       Rights, Preferences and Privileges
                                       of
                        BLAGMAN MEDIA INTERNATIONAL INC.
              SERIES A SUPER CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                $0.001 Par Value

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                        Pursuant to Section 78.195 of the
                       Nevada Revised Statutes, as Amended

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The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Blagman Media International Inc., a Nevada Corporation (the "Corporation"), with the designations, powers, preferences, rights, qualifications, limitations and restrictions having been fixed by the Board of Directors:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Four of the Corporation's Articles of Incorporation, as amended, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Super Convertible Redeemable Preferred Stock (the "Series "A" Preferred Stock"), to consist of such number of shares of the Corporation's shares (par value $0.001 per share) of Series A as shall be equal to the purchase price under that certain Acquisition Agreement dated 12/29/99 between the Company and Mullinger Media & Communications Limited or 600,000 shares initially, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Articles of Incorporation, as amended) as follows:

1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

     Board of Directors. The term "Board of Directors" shall mean the Board of Directors of this Corporation, and, to the extent permitted by law and the Articles of Incorporation and Bylaws of this Corporation, any committee of such Board of Directors authorized to exercise the powers of such Board of Directors.

     Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 2(a) below.

     Dividend Period. The term "Dividend Period" shall have the meaning set forth in subparagraph 2(a) below.

     Dividend Rate. The term "Dividend Rate" shall mean the annual rate used to determine the amount of dividends payable in cash each year on each outstanding full share of Series "A" Preferred Stock.

     Event of Exercise. The term "Event of Exercise" shall mean notice of intention to convert each share of the Series "A" Super Convertible Preferred Stock into shares of Common Stock at the conversion rate of shares of Common Stock for each share of Series "A" Preferred Stock set forth as follows:

                 EBITDA of:                     Conversion Rate
                 ----------                     ---------------

              $  500,000   - 649,999            1: 1.5
                 650,000   - 799,999            1: 1.75
                 800,000   - 999,999            1: 2
                 1,000,000 - 1,249,999          1: 2.5
                 1,250,000 - 1,499,999          1: 3
                 1,500,000 - 1,999,999          1: 4
                 2,000,000 - up                 1: 5

     Issue Date. The term "Issue Date" shall mean the date that shares of Series "A" Preferred Stock are first issued by the Corporation.

     Junior Stock. The term "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series "A" Preferred Stock shall have been so paid or declared and set apart for payment and not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series "A" Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

     Liquidation Price. The term "Liquidation Price" shall mean $1.00, times the number of shares of Series "A" Senior Preferred Stock.

     Parity Stock. The term "Parity Stock" shall mean any other class or series of stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series "A" Preferred Stock and entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series "A" Preferred Stock.

     Preferred Stock. The term "Preferred Stock" shall mean the Series "A" Super Convertible Redeemable Preferred Stock, $0.001 par value per share, of this Corporation.

     Put. The term "Put" shall mean the right of the holder of the Series "A" Preferred Stock to demand that the Corporation pay the holder the Redemption Price.

     Record Date. The term "Record Date" shall mean, with respect to dividends payable on Dividend Payment Dates, the date fixed by the Board of Directors for purposes of determining the holders of outstanding Series "A" Preferred Stock entitled to the payment of dividends, not exceeding 45 days nor less than 10 days preceding each such Dividend Payment Date.

     Redemption Agent. The term "Redemption Agent" shall have the meaning set forth in subparagraph 4(d) below.

     Redemption Date. The term "Redemption Date" shall have the meaning set forth in subparagraph 4(c) below.

     Redemption Price. The term "Redemption Price" shall mean the price to be paid upon redemption of the Series "A" Super Preferred Stock, which shall be in the sole discretion of the Company either (i) $600,000 or $1.00 per share or
(ii) 600,000 shares of common stock of the Company.

     Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series "A" Preferred Stock in respect of the right to receive dividends, and in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     Subsidiary. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

2.   Dividends.

     (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of Series "A" Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate of ___ percent (__%) per annum, and no more. Such dividends shall be cumulative from the Issue Date, and shall be payable in arrears, when and as declared by the Board of Directors, on December 31 of each year commencing in 2000 (such date being herein referred to as a "Dividend Payment Date"). The period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." Each such dividend shall be paid to the holder of record of the Series "A" Preferred Stock as each holder's name appears on the share register of the Corporation on the corresponding Record Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding date thereof, as may be fixed by the Board of Directors.

     (b) In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Series "A" Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series "A" Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series "A" Preferred Stock shall cumulate as provided in subparagraph 2(c) below.

     (c) If, on any Dividend Payment Date, the holders of the Series "A" Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 2, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360 day year.

     (d) So long as any shares of Series "A" Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any Subsidiary, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series "A" Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

3. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series "A" Preferred Stock shall be entitled to be paid the liquidation price, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors. If such payment shall have been made in full to the holders of the Series "A" Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributed among the holders of all outstanding shares of the Series "A" Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distribution to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series "A" Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3.

4.   Redemption by the Corporation.

     (a) The Corporation, any time after the expiration of five (5) years from the Issue Date, at the election of the Board of Directors, may redeem in whole the Series "A" Preferred Stock outstanding by paying redemption price of $600,000, plus all dividends accrued, unpaid and accumulated up to the date of redemption.

     (b) The Corporation shall not redeem less than all of the outstanding shares of Series "A" Preferred Stock pursuant to the first paragraph of subparagraph 4(a) above at any time unless all cumulative dividends on the Series "A" Preferred Stock for all previous quarterly Dividend Periods have been paid or declared and funds therefor set apart for payment.

     (c) Notice of every proposed redemption of Series "A" Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, or delivered in person, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than five (5) days nor more than sixty (60) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the date of redemption, (ii) stating the date on which the shares cease to be convertible, (iii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iv) stating the name and address of any Redemption Agent selected by the Corporation in accordance with subparagraph 4(d) below, and the name and address of the Corporation's transfer agent for the Series "A" Preferred Stock.

     (d) The Secretary of the Corporation may act as the redemption agent to redeem the Series "A" Preferred Stock. Thereafter, the Corporation may appoint a bank or trust company to act as the Redemption Agent. Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

     (e) If notice of any redemption by this corporation pursuant to Subparagraph 4(c) shall have been mailed, then, on and after the close of business on the date fixed for redemption, unless and except to the extent that default shall be made by this corporation in providing funds at the time and place specified for the payment of the Redemption Price pursuant to said notice upon presentation and surrender of the stock certificates for the shares being redeemed, the shares of Series "A" Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon presentation and surrender of their certificates the amounts payable upon redemption thereof (without interest from the Redemption Date); provided, however, that in case fewer than all the shares represented by any such certificate are redeemed, a certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

5. Conversion Rights. The Series "A" Preferred Stock shall be convertible into Common Stock as follows:

     (a) (i) Optional Conversion. Subject to and upon compliance with the provisions of this paragraph 5, the holder of any shares of Series "A" Preferred Stock shall have the right at such holders' option, at any time during the five
(5) year period from the Issue Date, or from time to time thereafter, to convert any of such shares of Series "A" Preferred Stock into fully paid and nonassessable shares of Common Stock upon the terms hereinafter set forth. In case any share of Series "A" Preferred Stock is called for redemption (which may not occur prior to the expiration of five (5) years from date of issue, such right of conversion shall terminate at the close of business on the Redemption Date;

     OR

          (ii) Mandatory Redemption. At the election of the holder of the Series "A" Preferred Stock, the holder may demand redemption of the shares of Series "A" Preferred Stock for the amount of the Redemption Price, provided that not less than five (5) years have passed since the Issue Date.

     (b) Conversion Price. Each share of Series "A" Preferred Stock shall be converted into such number of shares of Common Stock as set forth in the schedule under Event of Exercise.

     (c) Mechanics of Conversion. The holder of any shares of Series "A" Preferred Stock may exercise the conversion right specified in subparagraph 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for the Series "A" Preferred Stock are delivered to the Corporation, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter [and after surrender of the certificate or certificates representing shares of Series "A" Preferred Stock to the Corporation or any transfer agent of the Corporation] the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 5(e). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series "A" Preferred Stock surrendered for conversion [in the case of conversion pursuant to subparagraph 5(a)], the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrender for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series "A" Preferred Stock representing the unconverted portion of the certificate so surrendered.

     (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series "A" Preferred Stock. If more than one share of Series "A" Preferred Stock, shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series "A" Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series "A" Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of then Current Market Price, as determined by the Board of Directors, in its sole discretion.

     (e) Treasury Stock. For the purposes of this paragraph 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

     (f) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series "A" Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series "A" Preferred Stock in respect of which such shares are being issued.

     (g) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series "A" Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series "A" Preferred Stock, sufficient shares of Common Stock (up to 3,000,000) to provide for the conversion of all outstanding shares of Series "A" Preferred Stock.

     (h) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series "A" Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series "A" Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

     (i) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series "A" Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

     (j) Registration Rights. All shares of Common Stock which may be issued upon the conversion of the shares of Series "A" Preferred Stock shall have "piggy-back registration rights" with any registration that the Corporation undertakes and one demand registration right on terms and conditions set forth in the Shareholder's Rights Agreement, attached hereto as Exhibit "A" and incorporated herein by this reference.

6. Voting Rights. The holders of the issued and outstanding shares of Series "A" Preferred Stock shall have voting rights equal to one share of Common Stock for each share of Series "A" Preferred Stock.

7. Capital. On any redemption of Series "A" Preferred Stock, the Corporation's capital shall be reduced by an amount equal to redemption price per share multiplied by the number of shares of Series "A" Preferred Stock redeemed on such date. The provisions of this paragraph 7 shall apply to all certificates representing Series "A" Preferred Stock whether or not all such certificates have been surrendered to the Corporation.

8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series "A" Preferred Stock shall not have any preferences or relative, participating, optional or special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Articles of Incorporation. The shares of Series "A" Preferred Stock shall have no preemptive or subscription rights.

9. Headings of Subdivisions. The heading of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions. If any right, preference or limitation of the Series "A" Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

11. Status of Reacquired Shares. Shares of Series "A" Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Series "A" Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

IN WITNESS WHEREOF, said Blagman Media International Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its a majority of the Board of Directors and attested by its Secretary, John Holt Smith, this 10th day of January 2000.


                                            BLAGMAN MEDIA INTERNATIONAL INC.



                                            By
                                            ------------------------------------
                                            President, Director




ATTEST:



By:
------------------------------------
John Holt Smith, Assistant Secretary